Exhibit 99

MAYVILLE ENGINEERING COMPANY, INC. ANNOUNCES

THIRD QUARTER 2019 RESULTS

Performance & Outlook Impacted by Near-Term Market Demand Changes;

Integration of Former Defiance Metal Products (“DMP”) Nearing Completion

Mayville, WI/October 29, 2019/Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services, today announced results for the third quarter ended September 30, 2019.

Third Quarter Highlights:

•	Produced net sales of $128.5 million

•	Generated net income of $9.7 million

•	Recorded Adjusted EBITDA of $13.6 million

•	Increased share buyback program to $25 million through 2021

•	Credit Agreement amended and extended increasing borrowing capacity with more favorable rates

•	Company updates 2019 full-year outlook based on recent market demand changes

Third Quarter 2019 Results

Net sales were $128.5 million for the third quarter of 2019 as compared to $84.3 million for the same prior year period, an increase of $44.2 million, which includes contributions from the former DMP locations of $51.8 million. Both the legacy MEC and former DMP businesses were impacted by recent declines in market demand, particularly in the Heavy and Medium Duty Truck, Agricultural and Construction markets. These changes in production demand stem from customer decisions to reduce dealer inventory levels by reducing and curtailing near-term production schedules. Customer union labor issues in the Heavy and Medium duty vehicle sectors added to the reduction in demand.

“Our results for the third quarter reflect a rapidly changing market environment, with customer concerns regarding uncertain macroeconomic and political factors leading to numerous near-term changes to production schedules across our customer base during September,” explained Robert D. Kamphuis, Chairman, President and CEO. “The long-term prospects for our Company remain bright and we are focused on leveraging our diversified market agility to realign our capacity. At the same time, we are making the necessary cost adjustments in light of the rapidly changing market conditions, that will allow us to adapt and thrive in 2020 and beyond.”

Manufacturing margins were $14.6 million for the third quarter of 2019 as compared to $12.8 million for the same prior year period, an increase of $1.8 million, which includes contribution from the former DMP entities of $5.8 million. Both the legacy MEC and former DMP businesses were impacted by recent declines in market demand.

Amortization expenses were $2.7 million for the third quarter of 2019 as compared to $0.9 million for the same prior year period. The increase was solely driven by the amortization of identifiable intangible assets related to the DMP acquisition.

Depreciation expenses were $5.6 million for the third quarter of 2019 as compared to $4.0 million for the same prior year period. The increase relates to the addition of DMP and investments in new technology and automation.

Profit sharing, bonuses, and deferred compensation expenses were $0.7 million for the third quarter of 2019 as compared to $2.3 million for the same prior year period. The decrease of $1.6 million was primarily driven by the year-to-date downward bonus adjustments related to financial performance attributable directly to the recent declines in market conditions.

Other selling, general and administrative expenses were $6.1 million for the third quarter of 2019 as compared to $2.9 million for the same prior year period. The increase of $3.2 million was driven by expenses related to the DMP acquired entities, plus additional costs associated with being a public company.

The contingent consideration payable related to the DMP earnout was adjusted to zero during the third quarter of 2019, resulting in a $9.6 million revaluation.

Income tax expense was $2.5 million for the third quarter of 2019. The expense is the result of the Company’s legacy business converting from an S to a C corporation on May 12, 2019.

EBITDA and EBITDA Margin percent were $21.5 million and 16.8%, respectively, for the third quarter of 2019 as compared to $10.7 million and 12.6%, respectively, for the third quarter of 2018. The increase in EBITDA was primarily driven by the DMP contingent consideration revaluation along with the addition of DMP.

Adjusted EBITDA and Adjusted EBITDA Margin percent were $13.6 million and 10.6%, respectively, for the third quarter of 2019, as compared to $10.6 million and 12.6%, respectively, for the third quarter of 2018. The increase in Adjusted EBITDA was primarily driven by the acquisition of DMP. The decline in Adjusted EBITDA Margin percent was primarily driven by recent declines in market demand.

Balance Sheet and Liquidity

Our outstanding debt balance was $87.0 million as of September 30, 2019, as compared to $179.9 million as of December 31, 2018. The $92.9 million decline is attributable to the repayment of debt from the $101.8 million of IPO proceeds received in May 2019, offset by one-time IPO related expenses and share repurchases.

Capital expenditures were $22.8 million for the three quarters of 2019. Capital expenditures for 2019 are now expected to exceed the original forecast of approximately $20 million, by approximately $7 million. The expected increase relates to the timing of certain new technology and automation investments being moved forward from early 2020 into the fourth quarter of 2019 as equipment is becoming available sooner than expected. This timing change will allow the Company to increase its efficiency improvements sooner and at a faster rate and will be reflected in lower than planned capital expenditures in 2020.

In order to increase its borrowing capacity and simplify its debt structure, the Company entered into an Amended and Restated Credit Agreement during the quarter. The new five year agreement provides for total potential borrowing capacity of $300 million through a $200 million revolving credit facility along with a $100 million accordion feature at a favorable interest rate, with less restrictive covenants.

On October 28, 2019, the Company’s Board of Directors approved an increase in the Company’s share buyback program from $4 million to $25 million through 2021.

Outlook

Based on the Company’s recent performance, the overall economic climate, and industry trends, the Company has updated its 2019 financial outlook as follows:

•	Net sales are expected to be between $515 million to $525 million

•	Adjusted EBITDA is expected to be between $52 million and $56 million

Kamphuis explained, “Over the past 60 days, we have talked with customers regarding near-term adjustments to production schedules. While we are well positioned to adapt and redeploy our capacity over the medium-term, rapid short-term adjustments from a fairly wide cross section of our customer base have caused us to lower our guidance for the year. We are currently working through plans to redeploy capacity and confirm projections, and plan to issue our 2020 outlook in late January.”

Conference Call

The Company will host a conference call on Wednesday, October 30th, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live Internet webcast of the conference call, visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (866) 652-5200 within the United States, call (855)-669-9657 within Canada, or +1 (412) 317-6060 from outside the United States and Canada.

Forward Looking Statements

This press-release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: failure to compete successfully in our markets; risks relating to developments in the industries in which our customers operate; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; our ability to successfully identify or integrate acquisitions; risks related to entering new markets; our ability to develop new and innovative processes and gain customer acceptance of such processes; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; risks related to our information technology systems and infrastructure; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; political and economic developments, including foreign trade relations and associated tariffs;

volatility in the prices or availability of raw materials critical to our business; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our treatment as an S Corporation prior to the consummation of our initial public offering; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; the possibility that the previous shareholders of Defiance Metal Products Co., which we acquired in December 2018, disagree with our calculations of whether the contingent consideration in such acquisition is payable and an arbitrator decides that some or all of such contingent consideration is payable; our ability to remediate the material weaknesses in internal control over financial reporting identified in preparing our audited consolidated financial statements and to subsequently maintain effective internal control over financial reporting; and other factors listed under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed registration statement on Form S-1. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise.

About Mayville Engineering Company

MEC is a leading U.S.-based value-added manufacturing partner that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction, powersports, agriculture, military and other end markets. We have developed long-standing relationships with our blue-chip customers based upon a high level of experience, trust and confidence.

Our one operating segment focuses on producing metal components that are used in a broad range of heavy- and medium-duty commercial vehicles, construction, powersports, agricultural, military and other products.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin.

EBITDA represents net income before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before transaction fees incurred in connection with the DMP acquisition and our initial public offering, the loss on debt extinguishment relating to our December 2018 credit agreement, non-cash purchase accounting charges including costs recognized on the step-up of acquired inventory and contingent consideration fair value adjustments, and one-time increases in deferred compensation and long term incentive plan expenses related to the initial public offering. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA and Adjusted EBITDA Margin as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Our calculation of EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly named measures reported by other companies. Potential differences between our measures of EBITDA and Adjusted EBITDA compared to other similar companies’ measures of EBITDA and Adjusted EBITDA may include differences in capital structure and tax positions.

Please reference our reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to EBITDA and Adjusted EBITDA, and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Consolidated Balance Sheet

(in thousands except share data)

	(Unaudited) September 30, 2019	December 31, 2018
ASSETS
Cash and cash equivalents	$1	$3,089
Receivables, net of allowances for doubtful accounts of $540 as of September 30, 2019 and $801 as of December 31, 2018	62,565	52,298
Inventories, net	50,653	53,405
Tooling in progress	1,493	2,318
Prepaid expenses and other current assets	3,282	1,649

Total current assets	117,994	112,759

Property, plant and equipment, net	128,098	123,883
Goodwill	70,922	69,437
Intangible assets-net	74,850	82,879
Capital lease, net	3,267	1,953
Other long-term assets	4,976	814

Total	$400,107	$391,725

Mayville Engineering Company, Inc.

Consolidated Balance Sheet (continued)

(in thousands except share data)

	(Unaudited) September 30, 2019	December 31, 2018
LIABILITIES, TEMPORARY EQUITY, AND SHAREHOLDERS’ EQUITY
Accounts payable	$42,494	$45,992
Current portion of capital lease obligation	573	281
Current portion of long-term debt	83	8,606
Accrued liabilities:
Salaries, wages, and payroll taxes	8,136	7,548
Profit sharing and bonus	7,246	6,124
Other current liabilities	4,452	14,610

Total current liabilities	62,985	83,161

Bank revolving credit notes	87,000	59,629
Capital lease obligation, less current maturities	2,738	1,697
Other long-term debt, less current maturities	—	111,675
Deferred compensation and long-term incentive, less current portion	24,743	13,351
Deferred income taxes	20,324	19,123
Other long-term liabilities	100	100

Total liabilities	197,890	288,736

Redeemable common shares, no par value, stated at redemption value of outstanding shares, 60,045,300 authorized, 38,623,806 shares issued at December 31, 2018	—	133,806
Retained earnings	—	26,842
Treasury stock at cost, 25,180,330 shares at December 31, 2018	—	(57,659)

Total temporary equity	—	102,989

Common shares, no par value, 75,000,000 authorized, 20,845,693 shares issued at September 30, 2019	—	—
Additional paid-in-capital	182,336	—
Retained earnings	23,763	—
Treasury stock at cost 1,105,397 shares at September 30, 2019	(3,882)	—

Total shareholders’ equity	202,217	—

Total	$400,107	$391,725

Share counts give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the Company’s May 2019 IPO. There were 45,000 shares authorized, 28,946 shares issued and 18,871 treasury shares at December 31, 2018.

Mayville Engineering Company, Inc.

Consolidated Statement of Income (Loss)

(in thousands except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$128,511	84,338	$417,373	263,095

Cost of sales	113,941	71,517	362,689	222,913

Amortization of intangibles	2,677	939	8,030	2,817
Profit sharing, bonuses, and deferred compensation	678	2,340	25,258	5,346
Employee Stock Ownership Plan expense	1,500	1,000	4,500	3,000

Other selling, general and administrative expenses	6,068	2,855	20,296	8,435
Contingent consideration revaluation	(9,598)	—	(6,054)	—

Income (loss) from operations	13,246	5,688	2,655	20,584

Interest expense	(987)	(846)	(5,811)	(2,606)
Loss on debt extinguishment	—	—	(154)	(588)

Income (loss) before taxes	12,259	4,841	(3,310)	17,390
Income tax expense (benefit)	2,512	17	(231)	46

Net income (loss) and comprehensive income	$9,746	$4,824	$(3,079)	$17,344

Earnings per share – basic and diluted
Net income available to shareholders	$9,746	$4,824	$(3,079)	$17,344

Basic and diluted earnings (loss) per share	$0.49	$0.36	$(0.18)	$1.24
Basic and diluted weighted average shares outstanding	19,740,296	13,453,285	16,684,337	14,042,200

Tax and share adjusted pro forma information
Net income (loss) available to shareholders	$9,746	$4,824	$(3,079)	$17,344
Pro forma provision for income taxes	—	1,254	173	4,488

Pro forma net income (loss)	$9,746	3,570	$(3,252)	12,856

Pro forma basic and diluted earnings (loss) per share	$0.49	$0.27	$(0.19)	$0.92
Pro forma basic and diluted weighted average shares outstanding	19,740,296	13,453,285	16,684,337	14,042,200

Weighted average shares give effect to the issuance of a stock dividend of approximately 1,334.34-for-1 related to the IPO.

Tax adjusted pro forma amounts reflect income tax adjustments as if the Company was a taxable entity as of the beginning of 2018 using a 26% effective tax rate.

Mayville Engineering Company, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	(Unaudited) Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,079)	$17,344
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	24,652	14,865
Stock-based compensation	2,135	—
Costs recognized on step-up of acquired inventory	395	—
Contingent consideration revaluation	(6,054)	—
Gain on sale of property, plant and equipment	(74)	(10)
Deferred compensation and long-term incentive	11,392	190
Loss (gain) on extinguishment or forgiveness of debt, net	(367)	558
Non-cash adjustments	1,786	2,401
Changes in operating assets and liabilities - net of effects of acquisition:
Accounts receivable	(9,524)	(4,234)
Inventories	3,700	(6,668)
Tooling in progress	826	615
Prepaids and other current assets	(1,633)	(897)
Accounts payable	(1,175)	1,544
Other long-term assets	(4,266)	—
Accrued liabilities, excluding long-term incentive	(2,290)	2,861

Net cash provided by operating activities	16,424	28,570

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(22,820)	(13,329)
Acquisitions, net of cash acquired	(2,368)	—
Proceeds from sale of property, plant and equipment	76	10
Non-cash adjustments	(1,656)	—

Net cash used in investing activities	(26,768)	(13,319)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	367,364	180,061
Payments on bank revolving credit notes	(339,993)	(179,592)
Repayments of other long-term debt	(119,963)	(45,226)
Proceeds from issuance of other long-term debt	—	42,053
Proceeds from IPO, net	101,763	—
Purchase of treasury stock	(1,592)	(11,833)
Deferred financing costs	—	(705)
Payments on capital leases	(323)	—

Net cash provided by (used in) financing activities	7,256	(15,242)

Net increase (decrease) in cash and cash equivalents	(3,088)	8
Cash and cash equivalents at beginning of period	3,089	76

Cash and cash equivalents at end of period	$1	$84

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,288	$2,349

Mayville Engineering Company, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$9,746	$4,824	$(3,079)	$17,344
Interest expense	987	846	5,811	2,606
Provision (benefit) for income taxes	2,512	17	(231)	46
Depreciation and amortization	8,297	4,962	24,652	14,865

EBITDA	21,543	10,650	27,153	34,861
Loss on debt extinguishment	—	—	154	588
Costs recognized on step-up of acquired inventory	—	—	395	—
Contingent consideration revaluation	(9,598)	—	(6,054)	—
Deferred compensation expense specific to IPO	—	—	10,159	—
Long term incentive plan expense specific to IPO	—	—	9,921	—
Other IPO and DMP acquisition related expenses	1,625	—	6,434	—

Adjusted EBITDA	$13,570	$10,650	$48,161	$35,449

Net sales	$128,511	$84,338	$417,373	$263,095
EBITDA Margin Percentage	16.8%	12.6%	6.5%	13.3%
Adjusted EBITDA Margin Percentage	10.6%	12.6%	11.5%	13.5%